   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                               PREMIER PARKS INC.
             (Exact name of Registrant as specified in its charter)

                           DELAWARE                                                       73-6137714
               (State or other jurisdiction of                                         (I.R.S. employer
                incorporation or organization)                                      identification number)

                                                                                       KIERAN E. BURKE
                  11501 NORTHEAST EXPRESSWAY                                      11501 NORTHEAST EXPRESSWAY
                OKLAHOMA CITY, OKLAHOMA 73131                                   OKLAHOMA CITY, OKLAHOMA 73131
                        (405) 475-2500                                                  (405) 475-2500
         (Address, including zip code, and telephone                       (Name, address, including zip code, and
         number, including area code, of Registrant's                     telephone number, including area code, of
                 principal executive offices)                                  Registrant's agent for service)

                              -------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                            JAMES M. COUGHLIN, ESQ.
                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5819

                             ---------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                           AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
     TITLE OF EACH CLASS OF                TO BE              AGGREGATE PRICE            AGGREGATE              REGISTRATION
   SECURITIES TO BE REGISTERED           REGISTERED               PER UNIT             OFFERING PRICE               FEE
Common Stock, $0.05 par value....         121,671                $40.50(1)             $4,927,675.50               $1,494

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                 121,671 SHARES
                               PREMIER PARKS INC.
                                  COMMON STOCK

    This prospectus ("Prospectus") relates to the offer and sale (the "Offering") by certain securityholders (the "Selling Securityholders") of Premier Parks Inc. (together with its consolidated subsidiaries, the "Company" or "Premier") of 121,671 shares (the "Shares") of the Company's Common Stock, $0.05 par value (the "Common Stock"). The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company is bearing all costs relating to the registration of the Shares, except that the Selling Securityholders shall bear all selling commissions or discounts incurred by them in connection with the offer and sale of the Shares and all of their legal fees and expenses. The Registration Statement of which this Prospectus forms a part has been prepared in accordance with an agreement between the Company and the Selling Securityholders.

    The Common Stock is quoted on the Nasdaq National Market ("NASDAQ") under
the symbol "PARK." On November   , 1997, the last reported sale price of the
Common Stock as reported on NASDAQ was $   per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN
 OFFER TO BUY, THE SHARES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR
           THE SELLING SECURITYHOLDERS TO MAKE SUCH OFFER OR SOLICITATION

    The Selling Securityholders and any other person participating in the distribution of the Shares offered hereby will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of the Shares.

    The Shares offered hereby may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") by the Selling Securityholders in one or more transactions on NASDAQ, in negotiated transactions, or a combination of such transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal or both. The compensation received by a particular underwriter or broker-dealer may be in excess of customary compensation.

               The date of this Prospectus is November   , 1997.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

    4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

    5. The Company's Current Report on Form 8-K, dated February 6, 1997.

    6. The Company's Current Report on Form 8-K, dated November 7, 1997.

    7. The information contained in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) specified below:

        (i) the Company's Unaudited Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 1996 and the notes thereto (pages 40 to 44, inclusive, of such Registration Statement);

        (ii) the Financial Statements of Elitch Gardens Company as of December 31, 1995 and 1994, for the year ended December 31, 1995 and for the period from May 31, 1994 (date of inception) through December 31, 1994 and the report of the independent auditors thereon (pages F-38 to F-51, inclusive, of such Registration Statement);

        (iii) the Financial Statements of The Great Escape as of October 31, 1994 and 1995, and for the years then ended and the independent auditors' report thereon (pages F-52 to F-60, inclusive, of such Registration Statement); and

        (iv) the Financial Statements of Stuart Amusement Company as of September 30, 1996 and 1995 and for the years then ended and the independent auditors' report thereon (pages F-81 to F-93, inclusive, of such Registration Statement).

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall also be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Premier Parks Inc., 11501 Northeast Expressway, Oklahoma City, Oklahoma 73131, Attention:
Richard A. Kipf, Corporate Secretary (telephone number: (405) 475-2500, Ext.
219).

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Proxy statements, periodic reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in the exhibits and schedules thereto as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement, including the exhibits and schedules thereto, which may be inspected or obtained as provided in the foregoing paragraph.

                                  RISK FACTORS

    PRIOR TO MAKING AN INVESTMENT IN THE SHARES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY, CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS.

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS

    The Company is highly leveraged. As of November   , 1997, the Company had
outstanding (i) $125.0 million principal amount of the Company's 9 3/4 Senior Notes due 2007 (the "1997 Notes"); and (ii) $90.0 million principal amount of the Company's 12% Senior Notes Due 2003 (the "1995 Notes" and together with the 1997 Notes, the "Senior Notes"). In addition, the Company has the ability to borrow up to $115.0 million under its senior secured credit facility (the "Credit Facility"). This high level of indebtedness will result in significant interest expense and eventual principal repayment obligations. The Senior Notes and borrowings under the Credit Facility are guaranteed by the Company's operating subsidiaries. Borrowings under the Credit Facility are also secured by substantially all of the assets of the Company (other than real estate). In the event of bankruptcy proceedings involving the Company, the Company's lenders will have a claim upon the Company's assets prior in right to the holders of Common Stock.

    The Company's high degree of leverage could limit its ability to withstand competitive pressures and adverse economic conditions, to take advantage of significant business opportunities that may arise or to meet its obligations. The inability of the Company to service its obligations in respect of the Senior Notes, borrowings under the Credit Facility and other indebtedness or obligations would have a material adverse effect on the market value and marketability of the Common Stock.

UNCERTAINTY OF FUTURE ACQUISITIONS; POTENTIAL EFFECTS OF ACQUISITIONS

    The Company intends to continue to make selective acquisitions that would expand its business. There can be no assurance that the Company will be able to locate and acquire additional businesses. To the extent any such acquisition would result in the incurrence or assumption of indebtedness by the Company such incurrence or assumption must comply with the limitations on the Company's ability to incur or assume indebtedness under the Credit Facility and the indentures relating to the Senior Notes (the "Indentures"). There can be no assurance that any proposed acquisition will be permissible under these loan agreements or that waivers of any such covenants could be obtained. See "-- Restrictive Debt Covenants."

    In certain instances, a consummated acquisition may adversely affect the Company's financial condition and reported results, at least in the short-term, depending on many factors, including capital requirements and the accounting treatment of such acquisition. There can be no assurance that the Kentucky Kingdom Acquisition (as hereinafter defined) or any future acquisition, if completed successfully, will perform as expected, will not result in significant unexpected liabilities or will ever contribute significant revenues or profits to the Company. As the Company continues to grow, the increasing size of its operations will place additional demands upon existing management resources, which will require the Company to effectively redeploy such resources and, at times, to hire new personnel. If the Company is unable to manage growth effectively, the Company's operating results could be materially adversely affected. Common Stock was used as a portion of the aggregate consideration in the Kentucky Kingdom Acquisition, and the Company may issue a substantial number of shares of Common Stock to fund future acquisitions. By virtue of the foregoing, the Company's acquisitions could have an adverse effect on the market price of the Common Stock.

    Management of the Company has virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations, and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition.

RESTRICTIVE DEBT COVENANTS

    The Credit Facility contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the Senior Notes. In addition, under the Credit Facility, the Company is required to comply with specified financial ratios and tests, including interest expense, fixed charges, debt service and total debt coverage ratios. The Indentures also contain a series of restrictive covenants.

    The Company is currently in compliance with the covenants and restrictions contained in the Credit Facility and the Indentures. However, its ability to continue to comply with financial tests and ratios in the Credit Facility may be affected by events beyond its control, including prevailing economic, financial, weather and industry conditions. The breach of any such financial covenant could result in the inability of the Company to borrow under the Credit Facility, the termination of the facility (and the repayment of all amounts outstanding thereunder) or, by virtue of cross default provisions, the acceleration of the maturity of the Senior Notes.

RISKS OF ACCIDENTS AND DISTURBANCES AT PARKS

    Because substantially all of the Company's parks feature "thrill rides," attendance at the parks and, consequently, revenues may be adversely affected by any serious accident or similar occurrence with respect to a ride. In that connection, in June 1997, a slide collapsed at the Company's water park in Concord, California, resulting in the park's closure for twelve days. The collapse had a material adverse effect on that park's 1997 operating performance, but did not have a material effect on the balance of the Company's 1997 operations. The Company expects to recover under its business interruption insurance all or a substantial portion of that park's operating shortfall. The Company's liability insurance policies provide coverage of up to $25.0 million per loss occurrence and require the Company to pay the first $50,000 of loss per occurrence. In addition, in view of the proximity of certain of the Company's parks to major urban areas and the appeal of the parks to teenagers and young adults, the Company's parks could experience disturbances that could adversely affect the image of and attendance levels at its parks. Working together with local police authorities, the Company has taken certain security-related precautions designed to prevent disturbances in its parks, but there can be no assurance that it will be able to prevent any such disturbances.

EFFECTS OF INCLEMENT WEATHER; SEASONAL FLUCTUATIONS OF OPERATING RESULTS

    Because the great majority of a theme park's attractions are outdoor activities, attendance at parks and, accordingly, the Company's revenues are significantly affected by the weather. Additionally, four of the Company's parks are primarily water parks which, by their nature, are more sensitive to adverse weather than are theme parks. Unfavorable weekend weather and unusual weather of any kind can adversely affect park attendance.

    The operations of the Company are highly seasonal, with more than 90% of park attendance occurring in the second and third calendar quarters of each year. The great majority of the Company's revenue is collected in those quarters while most expenditures for capital improvements and significant maintenance are incurred when the parks are closed in the first and fourth quarters. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance. Nevertheless, the market price of the Common Stock may fluctuate significantly in response to variations in the Company's quarterly and annual results of operations.

HIGHLY COMPETITIVE BUSINESS

    The Company's parks compete directly with other theme, water and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel. Accordingly, the Company's business is and will continue to be subject to factors affecting the recreation and leisure time industries generally, such as general economic conditions and changes in discretionary consumer spending habits. Within each park's regional market area, the principal factors affecting competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment. Certain of the Company's direct competitors have substantially greater financial resources than the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends upon the continued contributions of its executive officers and key operating personnel, particularly Kieran E. Burke, Chairman and Chief Executive Officer and Gary Story, President and Chief Operating Officer. The loss of services of, or a material reduction in the amount of time devoted to the Company by, either of such individuals or certain other key personnel could adversely affect the business of the Company. Under certain circumstances, the loss of the services of both Messrs. Burke and Story and the failure to replace them within a specified time period would constitute a default under the Credit Facility.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS; CHANGE OF CONTROL

    The Company's directors, executive officers and entities affiliated with them beneficially own, in the aggregate, approximately 30% of the outstanding Common Stock. As a result, these stockholders, if they were to act together, would likely be able to influence significantly the election of the Company's Board of Directors and other matters requiring approval by the stockholders of the Company, including any required stockholder approval of acquisitions and other significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. The ability of these stockholders to significantly influence the Company is enhanced by the requirement that the Company make an offer to purchase the Senior Notes and repay all indebtedness under the Credit Facility upon a Change of Control (as defined therein). Additionally, the Company's authorized but unissued Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

DIVIDENDS UNLIKELY

    The Company has not paid dividends on its Common Stock during the three years ended December 31, 1996 or the nine months ended September 30, 1997 and does not anticipate paying any cash dividends in the foreseeable future. Furthermore, the Credit Facility and the Indentures restrict the payment of cash dividends by the Company. Earnings, if any, are expected to be retained to finance the Company's growth strategy.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company has 18.4 million shares of Common Stock outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Of such shares, approximately 13.1 million shares (including the Shares) are eligible for sale in the public market without restriction, except for any such shares held by "affiliates" of the Company. In addition, holders of approximately 5.3 million shares (primarily officers, directors and principal shareholders of the Company) have the right to require the Company to register such shares for sale under the Securities Act. The sale, or the availability for sale, of substantial amounts of Common Stock in the public market at any time subsequent to the date of this Prospectus could adversely affect the prevailing market price of the Common Stock. See "Description of Securities -- Registration Rights."

                                  THE COMPANY

    The Company is a leading U.S. theme park company which operates thirteen regional parks. Based on estimated 1997 attendance of approximately 11 million at these parks, the Company is the fourth largest domestic regional park operator. See "-- Recent Transactions." The Company owns twelve of its parks and manages an exotic wildlife and marine park, Marine World Africa USA ("Marine World"), located approximately 30 miles northeast of San Francisco. In November 1997, the Company exercised its option to lease on a long-term basis approximately 40 acres at Marine World. The Company also holds an option, exercisable beginning in 2002, to purchase the entire park. See "-- Recent Transactions."

    The Company's parks are located in ten geographically diverse markets with concentrated populations, including (i) Baltimore/Washington DC; (ii) Buffalo/Rochester; (iii) Cleveland; (iv) Columbus, Ohio; (v) Oklahoma City; (vi) Denver; (vii) Lake George/Albany; (viii) San Francisco Bay/Sacramento; (ix) Springfield, Massachusetts; and (x) Louisville, Kentucky. The Company seeks to provide its customers with quality family entertainment that is affordably priced and close to home. Each of the Company's parks is individually themed and provides a complete family-oriented entertainment experience. The Company's theme parks generally offer a broad selection of state-of-the-art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and merchandise outlets.

    The Company believes that each of its parks benefits from limited direct competition. The combination of limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of the parks with a significant degree of protection from competitive new theme park openings. Based on its knowledge of the development of other theme parks in the United States, the Company's management estimates that it would cost at least $100 million and would take a minimum of two years to construct a new regional theme park comparable to the Company's six largest parks.

    The Company's senior and operating management team has extensive experience in the theme park industry. Premier's senior executive officers have over 150 years aggregate experience in the industry and its nine general managers have an aggregate of approximately 180 years experience in the industry, including approximately 72 years at Premier's parks.

RECENT TRANSACTIONS

    THE KENTUCKY KINGDOM ACQUISITION. On November 7, 1997, the Company acquired substantially all of the membership interests of the limited liability company that owned substantially all of the assets used in the operation of Kentucky Kingdom for an aggregate purchase price of $64 million, of which approximately $4.9 million was paid by delivery of 121,671 shares of Common Stock (the "Kentucky Kingdom Stock"), with the balance paid in cash. In connection with the Kentucky Kingdom Acquisition, the Company entered into a registration rights agreement (the "Registration Rights Agreement") with the holders of the Kentucky Kingdom Stock, pursuant to which the Company agreed to file with the Commission a registration statement on Form S-3 under the Securities Act covering the resale of the Kentucky Kingdom Stock. Pursuant thereto, the Kentucky Kingdom Stock has been included in the Registration Statement of which this Prospectus forms a part. See "Selling Securityholders."

    MARINE WORLD. As of April 1997, the Company became manager of Marine World, pursuant to which the Company is entitled to receive an annual base management fee of $250,000 and up to $250,000 annually in additional fees based on park performance. In May 1997, Premier purchased for $3,000,000 an option to lease for nominal rent and an initial term of 55 years (with four ten-year renewal options) approximately 40 acres of land at the site. In November 1997, the Company exercised its lease option and, thereupon, is entitled to receive, in addition to the management fee, 80% of the free cash flow generated by the park after operating expenses and debt service. The Company expects to invest between $25 and $30 million to add theme park rides and attractions to Marine World prior to its 1998 season. In September 1997, the Company was granted an option to purchase the entire site commencing in February 2002 at a purchase price equal to the greater of the then principal amount of certain debt obligations of the seller (expected to aggregate $52 million at February
2002) or the fair market value of the seller's interest in the park (based on a formula relating to the seller's share of Marine World's cash flow).

    INDIANA. In November 1997, the Company acquired substantially all of the assets, including 320 acres of land, formerly used in the operation of Old Indiana Family Fun N' Water Park, located near Indianapolis, Indiana, for $2.8 million in cash. Premier plans to redevelop a major theme and water park on the site, which it expects to open for the 1999 season.

                                USE OF PROCEEDS

    The Selling Securityholders will receive all of the net proceeds from the sale of the Shares offered hereby. The Company will not receive any proceeds from the sale of such Shares.

                            SELLING SECURITYHOLDERS

    The following Selling Securityholders are the holders of the number of Shares set forth opposite their respective names. The information contained in this table is presented as of the date of this Prospectus and is provided to the best knowledge of the Company. Prior to the Kentucky Kingdom Acquisition, no Selling Securityholder had held any position or office or had any other material relationship with the Company within the prior three years. In connection with that acquisition, Edward J. Hart entered into a five-year employment agreement with the Company, pursuant to which he will act as Managing Director of Kentucky Kingdom. The Shares offered pursuant to the Registration Statement of which this Prospectus forms a part may be offered from time to time by the Selling Securityholders named below or their nominees. The Selling Securityholders are under no obligation to sell all or any portion of such Shares pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of their Shares pursuant to this Prospectus, no estimate can be provided as to the number of Shares that will be held by each Selling Securityholder following the termination of this Offering.

                                                                                   SHARES OWNED
                                                                                     PRIOR TO
NAME                                                                                OFFERING(1)      SHARES OFFERED
------------------------------------------------------------------------------  -------------------  ---------------
Kentucky Kingdom, Inc.........................................................          71,110             71,110*
W. Bruce Lunsford.............................................................          19,893             19,893*
Edward J. Hart................................................................           9,946              9,946*
George W. Miller, II..........................................................           9,946              9,946*
Richardson M. Roberts.........................................................           9,946              9,946*
Thomas T. Ladt................................................................             830                830*

------------------------

*   Represents less than 1% of the outstanding Common Stock.

(1) The Shares were issued as partial consideration for the Kentucky Kingdom Acquisition and are being registered hereby pursuant to the Registration Rights Agreement which provides that, subject to certain exceptions, if at any time during the two years following the effective date of the Registration Statement of which this Prospectus forms a part, Premier proposes to register any shares of Common Stock pursuant to one or more registration statements under the Securities Act in an underwritten offering (the "Underwritten Offering"), and if requested by the managing underwriters of the Underwritten Offering, the named Selling Securityholders will not effect any public sale or distribution of the Shares owned by them pursuant to the Registration Statement of which this Prospectus forms a part during the ten-day period prior to, and during the 90-day period beginning on, the closing date of each such Underwritten Offering, without the consent of the managing underwriters.

                              PLAN OF DISTRIBUTION

    The Shares offered hereby are being offered on behalf of the Selling Securityholders. The Company will not receive any proceeds from this Offering.

    The sale of the Shares by the Selling Securityholders may be effected in one or more transactions on NASDAQ, in negotiated transactions or a combination of such transactions. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters and broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they sell as principal or both. The compensation received by a particular underwriter or broker-dealer may be, but are not presently expected to be, in excess of customary compensation. Those persons who act as broker-dealers or underwriters in connection with the sale of the Shares will be selected by the Selling Securityholders and may have other business relationships with, and perform services for, the Company in the ordinary course of business. A Selling Securityholder or any underwriter or broker-dealer who acts as such in connection with the sale of the Shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such underwriter or broker-dealer and any profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of shares of Common Stock by the Selling Securityholders and any other such persons.

    The Company has agreed to pay all of the expenses incident to the registration, offering and sale of the Shares to the public other than selling commissions or discounts of underwriters, broker-dealers or agents and legal fees and expenses incurred by the Selling Securityholders.

    An investor may only purchase the Shares being offered hereby if such Shares are qualified for sale or are exempt from registration under the applicable state securities laws of the state in which such prospective purchaser resides.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company's authorized capital stock includes 90,000,000 shares of Common Stock, par value $0.05 per share. Each share of Common Stock entitles the holder thereof to one vote. Holders of the Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. As of the date of this Prospectus, 18,422,343 shares of Common Stock are outstanding.

    The Liberty National Bank & Trust Company, Oklahoma City, Oklahoma, is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

    The Company's authorized capital stock includes 500,000 shares of Preferred Stock, par value $1.00 per share. The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of such series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distribution upon liquidation of the Company, and other preferences over the holders of the Common Stock. No shares of Preferred Stock are currently outstanding.

REGISTRATION RIGHTS

    The Company is filing the Registration Statement of which this Prospectus forms a part covering the resale of the Shares issued in the Kentucky Kingdom Acquisition. In addition, holders of approximately 5.3 million shares of Common Stock have rights to require the Company to register such shares for sale under the Securities Act. In addition, such holders have the right to have such shares included in a future registration statements relating to Common Stock and, in certain cases, other equity securities, subject to customary provisions relating to the right of the underwriters of any such offering to exclude such shares if their inclusion would impair the success of such offering. In the event such holders exercise their registration rights, the Company will be required to bear all registration expenses other than underwriting discounts or other selling expenses and fees and expenses of counsel to such holders.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

    As of the date of this Prospectus, the Company has 18,422,343 shares of Common Stock outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Of such shares, approximately 13.1 million shares (including the Shares) are eligible for sale in the public market without restriction, except for any such shares held by "affiliates" of the Company. In addition, holders of approximately 5.3 million shares (primarily officers, directors and principal shareholders of the Company) have the right to require the Company to register such shares for sale under the Securities Act. The sale, or the availability for sale, of substantial amounts of Common Stock in the public market at any time subsequent to the date of this Prospectus could adversely affect the prevailing market price of the Common Stock. See "-- Registration Rights."

                                 LEGAL MATTERS

    The validity of the Shares being offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated by reference herein, are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the 1996 Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of Elitch Gardens Company at December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from May 31, 1994 (date of inception) through December 31, 1994, appearing in the Company's Registration Statement (Form S-2 No. 333-16573) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of The Great Escape, as of October 31, 1995 and 1994, and for the years then ended, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) which is incorporated by reference herein are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the Form S-2, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Stuart Amusement Company as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, included in the Company's Registration Statement on Form S-2 (Registration No. 333-16573) which is incorporated by reference herein are incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in the Form S-2, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS

                                           PAGE
                                            ---
Incorporation of Certain
  Information by Reference............           2
Available Information.................           3
Risk Factors..........................           4
The Company...........................           7
Use of Proceeds.......................           8
Selling Securityholders...............           8
Plan of Distribution..................           9
Description of Securities.............           9
Legal Matters.........................          11
Experts...............................          11

                            ------------------------

                                 121,671 SHARES

                               PREMIER PARKS INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses to be borne by the Company in connection with the sale and distribution of the Shares offered hereby. None of the expenses will be borne by the Selling Securityholders named in the Prospectus, all of which shall be borne by the Registrant. The amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

Securities and Exchange Commission Filing Fee......................................  $   1,494
                                                                                     ---------
Legal Fees and Expenses............................................................  $  30,000
                                                                                     ---------
Miscellaneous......................................................................  $  18,506
                                                                                     ---------
    Total fees and expenses........................................................  $  50,000
                                                                                     ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, which covers the indemnification of directors, officers, employees and agents of a corporation is hereby incorporated herein by reference. Reference is made to Article XXV of the Company's By-Laws which provides for indemnification by the Company in the manner and to the full extent permitted by Delaware law.

ITEM 16. EXHIBITS

    The following exhibits are being filed herewith:

EXHIBITS

      4.1  Registration Rights Agreement, dated November 7, 1997, between the Company and the
             Selling Securityholders
      5.1  Opinion of Baer Marks & Upham LLP
     23.1  Consent of Baer Marks & Upham LLP (contained in their opinion constituting Exhibit
             5.1)
     23.2  Consent of KPMG Peat Marwick LLP
     23.3  Consent of KPMG Peat Marwick LLP
     23.4  Consent of Ernst & Young LLP
     23.5  Consent of KPMG Peat Marwick LLP
     24.1  Power of Attorney (contained on page II-4 of this Registration Statement)

ITEM 17. UNDERTAKINGS

    The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (5) That for purposes of determining any liability under the Securities Act each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, November 20, 1997.

                                PREMIER PARKS INC.

                                By:  /s/ KIERAN E. BURKE
                                     -----------------------------------------
                                     KIERAN E. BURKE
                                     Chairman of the Board
                                     and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Kieran E. Burke, Gary Story, James F. Dannhauser and James M. Coughlin, or any of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ KIERAN E. BURKE          Chief Executive Officer
------------------------------    (principal executive       November 20, 1997
       Kieran E. Burke            officer)
        /s/ GARY STORY
------------------------------  Director, President and      November 20, 1997
          Gary Story              Chief Operating Officer
                                Director and Chief
   /s/ JAMES F. DANNHAUSER        Financial Officer
------------------------------    (principal financial and   November 20, 1997
     James F. Dannhauser          accounting officer)
    /s/ PAUL A. BIDDELMAN
------------------------------  Director                     November 20, 1997
      Paul A. Biddelman
    /s/ MICHAEL E. GELLERT
------------------------------  Director                     November 20, 1997
      Michael E. Gellert
       /s/ JACK TYRRELL
------------------------------  Director                     November 20, 1997
         Jack Tyrrell
      /s/ SANDY GURTLER
------------------------------  Director                     November 20, 1997
        Sandy Gurtler
------------------------------  Director                     November 20, 1997
       Charles R. Wood

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

EXHIBIT NUMBER                                         DESCRIPTION                                         PAGE NUMBER
-----------------  -----------------------------------------------------------------------------------  -----------------
          4.1      Registration Rights Agreement, dated November 7, 1997, between the Company and the
                   Selling Securityholders
          5.1      Opinion of Baer Marks & Upham LLP
         23.1      Consent of Baer Marks & Upham LLP (contained in their opinion constituting Exhibit
                   5.1)
         23.2      Consent of KPMG Peat Marwick LLP
         23.3      Consent of KPMG Peat Marwick LLP
         23.4      Consent of Ernst & Young LLP
         23.5      Consent of KPMG Peat Marwick LLP
         24.1      Power of Attorney (contained on Part II-4 of this Registration Statement)